Exhibit 5.1

December 31, 1996


Ramtron International Corporation
1850 Ramtron Drive
Colorado Springs, Colorado  80921

Re:  Ramtron International Corporation - Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as securities counsel for Ramtron International Corporation, a Delaware corporation (the "Company"), in connection with the preparation by the Company of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the registration of (i) 6,989,701 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable upon exercise of certain warrants (the "Warrants") and such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants (collectively, the "Warrant Shares") and (ii) 12,602,151 shares of Common Stock (the "Shares") which may be offered from time to time by the selling security holders named in the Registration Statement, including 2,857 shares of Common Stock issuable upon the exercise of certain outstanding options.

In connection with the preparation of the Registration Statement, we have examined such documents, instruments, records, certificates and matters as we have considered appropriate and necessary to render this opinion. We have assumed for the purpose of this opinion the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the genuineness of all signatures thereon.

Based on the foregoing and in reliance thereon, it is our opinion that the Warrant Shares and the Shares have been duly authorized and, after the Registration Statement becomes effective and after any post-effective amendment required by law is duly completed, filed and becomes effective (such Registration Statement as it becomes effective, or, if required to be post-effectively amended, then as it is so amended, is referred to hereinafter as the "Final Registration Statement"), and when the applicable provisions of "Blue Sky" or other state securities laws shall have been complied with, and when the Warrant Shares and the Shares are issued and/or sold in accordance with the terms described in the prospectus forming a part of the Final Registration Statement, the Warrant Shares and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of our opinion as Exhibit 5.1 to the Registration Statement and further consent to the references to this firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.
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This opinion is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without our prior written consent. We are opining herein as to the effect on the subject transaction only of United States federal law and the internal (and not the conflict of law) laws of the State of Delaware, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Very truly yours,

/S/ Coudert Brothers